Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

April 23, 2008	OTCBB: RNCH

Rancher Energy Corp. Announces Signing of New Letter of Intent with Two Development Parties for Project Financing

New Capital to Fund CO2 Pipeline and Enhanced Oil Recovery Program at Three Rancher Energy Fields in Wyoming’s Powder River Basin

DENVER, Colorado--Rancher Energy Corp. (OTCBB: RNCH) today announced that the Company has entered into a new letter of intent with two experienced development partners for financing to support Rancher Energy’s enhanced oil recovery program in Wyoming’s Powder River Basin.  Closing of the transaction, which is subject to regular company approvals, completion of due diligence, and certain conditions, is scheduled to occur on or before June 30, 2008.

Under terms of the new proposed financing arrangements, in return for an $83.5 million investment, the partners will earn up to a 55% working interest in Rancher Energy’s three fields in the Powder River Basin--Big Muddy, Cole Creek South, and South Glenrock.  Approximately $71 million will be used to fund CO2 operations, while approximately $12.5 million will be used to retire Rancher Energy’s note to GasRock Capital.  Additionally, the partners have proposed building and owning a CO2 pipeline that will connect Rancher Energy’s fields with the source of CO2 that Rancher Energy will receive.

John Works, President & CEO of Rancher Energy, said he believes the new proposed financing carries more favorable terms than the prior financing proposal as it also provides for the construction of the CO2 pipeline.  “Our two new prospective partners are not only well financed but are highly experienced and well regarded for their work in the Rocky Mountain region.  We look forward to moving forward with the due diligence process and closing this transaction in a timely manner.”

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields.  Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable.  Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC").  All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, availability of CO2, general economic and business conditions, and other factors over which the Company has little or no control.  The Company does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044